Exhibit 99.2

Gopher Protocol Develops and Files Patent for Monolithic Multi-Dimensional Integrated Circuits

Gopher Protocol Inc.3 hours ago GlobeNewswire

PERRIS, Calif., Oct. 08, 2015 (GLOBE NEWSWIRE) -- Gopher Protocol Inc. (GOPH) (“Gopher”) today announced that it has filed a patent for a monolithic multi-dimensional integrated circuit manufacturing.  The patent relates to the construction and design method that is applied on both sides of an electronic board and the utilization of all planes of the board for semiconductor circuitry. The patent contemplates that the integrated circuit silicon wafer design will be divided into sub-wafers which will be located on all planes of a rectangular or square board for maximum area utilization. The Company believes that this type of structure will enable multi-dimensional utilization of integrated circuits for advanced manufacturing processes.

The Company’s goal is to develop this invention in order that it may be considered  a new standard relating generally to the field of multi-dimensional integrated circuits design and manufacturing. The development of integrated circuit technology is driven by the need to increase both performance and functionality while reducing power and cost. The goal is to increase performance and functionality by utilizing  the new design contemplated by this patent.

This new patent is a derivative of the GopherInsight™ platform, which is a new, integrated circuit technology being developed by Gopher. GopherInsight™ is the heart of a new concept mobile system targeted to learn and adapt to each consumer's shopping habits.

About Gopher Protocol Inc.

Gopher Protocol Inc. ("Gopher") is a heuristic-based technology platform that connects consumers with the products and services they need through a novel way of master scheduling deliverables according to demand at the customer's location based on a smartphone application, the internet or by phone call. Gopher is presently developing mobile applications including The Magic Leaf, The Corporate Courier, Taximania and RoadFriend that are part of the GopherExpress platform -- http://hermesroll.com/ which content has been shifted into the Gopher branding under http://gopherex.com/ and gopherex.net as well as gas delivery via Neft -http://neftapp.com/

Contact:

Dr. Dan Rittman, CTO
Gopher Protocol Inc.
888-685-7336